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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  Exhibit 11

COMPUTATION OF PER COMMON SHARE EARNINGS



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                                                                                            Six Months Ended June 30,

                                                                                   1995                 1994               1993
                                                                                   ----                 ----               ----
Primary
 Net income applicable to common shares ................................         $ 3,289,676         $ 2,872,308         $ 2,218,244
                                                                                 ===========         ===========         ===========
 Weighted average number of primary common shares:
  Outstanding ..........................................................           5,966,425           5,743,483           5,573,217
  Issuable upon assumed exercise of dilutive warrants ..................              52,909              39,828                --
                                                                                 -----------         -----------         -----------
   TOTAL ...............................................................           6,019,334           5,783,311           5,573,217
                                                                                 ===========         ===========         ===========

Primary earnings per common share ......................................            $0.547              $0.497              $0.398
                                                                                    ======              ======              ======
Fully Diluted
   Net income applicable to common shares .................................      $ 3,289,676         $ 2,872,308         $ 2,218,244
   Add interest and amortization of debentures
   (net of tax) ..........................................................           194,436             216,068             284,081
                                                                                 -----------         -----------         -----------
   TOTAL ...............................................................         $ 3,484,112         $ 3,088,376         $ 2,502,325
                                                                                 ===========         ===========         ===========

 Weighted average number of primary common shares:
  Outstanding ..........................................................           5,966,425           5,743,483           5,573,217
  Increase to assumed exercise of stock options and
   conversion of convertible debt to reflect maximum
   dilution effect .....................................................             955,728             999,062           1,108,667
                                                                                 -----------         -----------         -----------
   TOTAL ...............................................................           6,922,153           6,742,545           6,681,884
                                                                                 ===========         ===========         ===========
Fully diluted earnings per common share ................................            $0.503              $0.458              $0.374
                                                                                    =====               ======               =====

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